Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
May 1, 2013	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal Second Quarter Results and
Reaffirms Fiscal 2013 Outlook for Adjusted EPS of $6.75 to $7.00 and narrows the range for GAAP EPS to $5.60 to $5.90 per diluted share

Second Quarter Highlights (Unaudited)
• Net Earnings per diluted share of $1.35
• Adjusted net earnings per diluted share of $1.80 (a)
• Net Sales of $1,095.9 million (b)
(a) See Diluted EPS table below
(b) See Net Sales — Total Company table below

St. Louis —May 1, 2013—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the second fiscal quarter ended March 31, 2013. Net earnings for the quarter were $84.9 million, or $1.35 per diluted share, as compared to net earnings of $77.9 million, or $1.17 per diluted share, in the second fiscal quarter of 2012.
The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended March 31,
	Net Earnings		Diluted EPS
	2013	2012	2013	2012
Net Earnings/Diluted EPS - GAAP (Unaudited)	$84.9	$77.9	$1.35	$1.17
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	24.8	—	0.39	—
Prior restructuring	—	1.2	—	0.02
Other realignment / integration	0.6	1.7	0.01	0.03
Venezuela devaluation	6.3	—	0.10	—
Adjustment to prior years' tax accruals	(3.0)	—	(0.05)	—
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$113.6	$80.8	$1.80	$1.22

Weighted average shares - Diluted			63.0	66.4

	Six Months Ended March 31,
	Net Earnings		Diluted EPS
	2013	2012	2013	2012
Net Earnings/Diluted EPS - GAAP (Unaudited)	$214.7	$221.7	$3.42	$3.33
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	56.3	—	0.90	—
Pension curtailment	(23.5)	—	(0.37)	—
Prior restructuring	—	(6.4)	—	(0.10)
Other realignment / integration	1.3	2.6	0.02	0.04
Venezuela devaluation	5.9	—	0.09	—
Adjustment to prior years' tax accruals	(3.0)	—	(0.05)	—
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$251.7	$217.9	$4.01	$3.27

Weighted average shares - Diluted			62.8	66.6

"We are pleased with second quarter earnings and the progress we have made on our cost reduction initiatives, which are tracking ahead of plan,” said Ward Klein, Chief Executive Officer. “We experienced flat organic sales in the quarter as modest top line growth in Personal Care was offset by declines in Household Products. The growth in Personal Care was negatively impacted by extraordinary competitive promotional activity, which we believe contributed to overall category deflation. Despite these top line challenges, operating margin improvement delivered strong growth in earnings per share versus the prior year quarter.

"Given the significant progress on our 2013 restructuring project, we have revised our fiscal 2013 gross savings estimate to $50 to $60 million from our original estimate of $25 to $35 million. For the total project, gross savings have been increased to $225 million from the original estimate of $200 million. We plan to re-invest these incremental total project savings in support of our business, netting to the previously announced $150 million in net savings by 2015. Nevertheless, the increased savings this year are offsetting the impact of some of the top-line softness and as a result, we are maintaining our fiscal 2013 outlook for adjusted earnings per share at $6.75 to $7.00."

Net Sales - Total Company (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2013

	Q2	%Chg	Six Months	%Chg
Net Sales - FY '12	$1,101.8		$2,299.9
Organic	3.2	0.3%	0.5	—%
Impact of currency	(9.1)	(0.8)%	(12.0)	(0.5)%
Net Sales - FY '13	$1,095.9	(0.5)%	$2,288.4	(0.5)%

For the second fiscal quarter, net sales were essentially flat as modest organic growth was offset by unfavorable currencies, primarily in Asia and Latin America. Organic net sales were stable for the quarter as low-single digit organic growth in Personal Care was partially offset by a slight reduction in organic sales in Household Products. On a year to date basis, net sales were down slightly due to unfavorable currencies. Both Personal Care and Household Products net sales were essentially flat on an organic basis for the first half of fiscal 2013.
Gross margin for the quarter ended March 31, 2013, was 48.4%, up 150 basis points as compared to the prior year quarter. This increase was primarily driven by improved gross margin in Household Products due to improved product costs, including lower commodity costs and the early stages of savings associated with our 2013 restructuring. On a year to date basis, gross margin was 47.7%, up 70 basis points, again driven primarily by improved product costs in Household Products.

For the quarter, advertising and sales promotion (A&P) was $102.5 million, or 9.4% of net sales as compared to $111.7 million, or 10.1% of net sales in the prior year quarter. A&P was in line with the prior year quarter for Personal Care, while spending in Household Products was down somewhat as compared to the prior year quarter due primarily to promotional timing.
Total selling, general and administrative expense (SG&A) was $209.9 million, or 19.2% of net sales, for the current year quarter as compared to $232.2 million, or 21.1% of net sales, for the prior year quarter. SG&A expenses were lower for the quarter due to effective spending controls and the favorable impact of the early stages of our 2013 restructuring. On a year to date basis, SG&A as a percent of net sales was 17.9% as compared to 19.4% in the prior fiscal period, or down 150 basis points, driven by lower expenses.

Personal Care

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2013

	Q2	%Chg	Six Months	%Chg
Net Sales - FY '12	$651.5		$1,215.9
Organic	8.0	1.3%	—	—%
Impact of currency	(6.9)	(1.1)%	(9.0)	(0.7)%
Net Sales - FY '13	$652.6	0.2%	$1,206.9	(0.7)%

For the quarter, net sales increased 0.2% on a reported basis, including the unfavorable impact of currencies. Organic sales increased 1.3% due primarily to the following:

•
Wet Shave net sales decreased 2% on a reported basis, and declined nearly 1% organically, due to prior year pipeline fill of Hydro Silk and the overall impact of competitive activity. These shortfalls were mostly offset by the launch of Hydro disposables in North America and international growth in men's systems and disposables.

•	Skin Care net sales increased 8% on both a reported and organic basis due to higher sales of Hawaiian Tropic, Banana Boat and Wet Ones.

•	All other product lines were essentially flat on a combined basis.

For the six months, net sales were down slightly due to the unfavorable impact of currencies. Exclusive of the impact of currencies, net sales were flat for the six month period primarily for the reasons noted above.

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2013

	Q2	%Chg	Six Months	%Chg
Segment Profit - FY '12	$128.3		$251.8
Operations	13.4	10.4%	5.7	2.2%
Impact of currency	(5.3)	(4.1)%	(4.9)	(1.9)%
Segment Profit - FY '13	$136.4	6.3%	$252.6	0.3%

Segment profit for the quarter was $136.4 million, up 6.3%, inclusive of the negative impact of unfavorable currencies, most notably the weakening of the Japanese yen. Operationally, segment profit increased more than 10% in the quarter driven by the favorable impact of the organic sales growth noted above and lower overhead spending.

Segment profit for the six months was essentially flat as compared to the same period in the prior year inclusive of the impact of approximately $5 million of unfavorable currencies. Operationally, segment profit increased $5.7 million or 2.2% in the six month period due primarily to lower overhead spending.

Household Products

Net Sales - Household Products (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2013

	Q2	%Chg	Six Months	%Chg
Net Sales - FY '12	$450.3		$1,084.0
Organic	(4.8)	(1.1)%	0.5	0.1%
Impact of currency	(2.2)	(0.5)%	(3.0)	(0.3)%
Net Sales - FY '13	$443.3	(1.6)%	$1,081.5	(0.2)%

Net sales decreased 1.6% on a reported basis, and decreased 1.1% organically in the quarter.  The decrease in organic sales was due to a continued decline in category unit volumes partially offset by favorable pricing due to the impact of the fiscal 2012 price increase, primarily in the U.S.
On a year to date basis, net sales were essentially flat on a reported and organic basis. However, this result included approximately $18 million of incremental sales related to Hurricane Sandy in the first fiscal quarter of 2013. Excluding the impact of Hurricane Sandy, organic net sales declined 1.6% due to category unit volume declines partially offset by the favorable impact of pricing as compared to the prior six months.
We estimate that the global battery category declined approximately 2% in volume and was down approximately 1% in value during the latest 12 weeks. We have now reached the anniversary of the 2012 U.S. retail price increase. Thus, we expect that the trend in category value will decline at a rate, which more closely aligns with the declining unit volume trend over time. However, changes in promotions and other competitive activities may alter this comparative in any given quarter.

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Six Months Ended March 31, 2013

	Q2	%Chg	Six Months	%Chg
Segment Profit - FY '12	$69.1		$217.9
Operations	33.4	48.4%	45.2	20.8%
Impact of currency	(1.7)	(2.5)%	(1.7)	(0.8)%
Segment Profit - FY '13	$100.8	45.9%	$261.4	20.0%

Segment profit for the quarter was $100.8 million, up $31.7, or 45.9%, versus the same quarter last year. This increase was driven by:

•	increased gross margin, despite lower sales, driven by favorable product costs, including lower commodity costs and the early stages of cost savings related to our 2013 restructuring,

•	lower A&P due to the timing of promotional activities, and

•	lower overhead costs driven primarily by cost savings from our 2013 restructuring efforts, as well as continued focus on spending controls.
For the six months ended March 31, 2013, segment profit increased $43.5 million, or 20.0%, due to the factors noted above and the impact of the incremental Hurricane Sandy volume in the first fiscal quarter of 2013.

Other Items
Interest expense was $32.8 million for the quarter as compared to $30.2 million for the same quarter in the prior fiscal year. For the six months ended March 31, 2013, interest expense was $66.3 million, up $6.2 million as compared to the prior year. The increase in interest expense for both the fiscal 2013 quarter and year to date was due to a combination of higher average debt outstanding, resulting, in part, from share repurchases in fiscal 2012, and somewhat higher average rates as a result of issuing ten-year public notes that replaced the lower-rate, maturing term loan, in the third quarter of the prior fiscal year.
Other financing expense was $10.3 million for the second fiscal quarter of 2013 and $18.2 million for the six months ended March 31, 2013. This cost included a devaluation charge of approximately $6 million due to the recent currency devaluation in Venezuela. The remaining impact for both the quarter and the year to date was due primarily to the weakening of the Japanese yen.
For the quarter, the Company's effective tax rate was approximately 25%. However, the effective tax rate was favorably impacted by certain discrete items in the quarter including the retroactive reinstatement of the R&D tax credit as part of the recently passed tax legislation and certain favorable prior year foreign tax adjustments. These items favorably impacted the effective rate for the quarter by approximately 3 percentage points.
In addition our six month effective tax rate has been favorably impacted by the fact that the costs to date associated with our 2013 restructuring initiative have been primarily incurred in the U.S., which has resulted in a higher tax benefit as compared to our overall global effective tax rate. Exclusive of the favorable discrete items in the second quarter of fiscal 2013, as well as the tax effect of the reconciling items shown on the net earnings to adjusted net earnings reconciliation table, the Company's effective tax rate was 30.0% for the first six months of fiscal 2013 as compared to 31.4% for the same period in the prior year.
For the quarter, capital expenditures were approximately $23 million and depreciation expense was approximately $36 million inclusive of approximately $6 million of accelerated depreciation on assets currently in operation at certain facilities, which will be impacted by our 2013 restructuring initiatives. For the six months, capital expenditures were approximately $38 million and depreciation expense was approximately $73 million, inclusive of approximately $10 million of accelerated depreciation on assets currently in operation at the same impacted facilities. The quarter and six month charges for accelerated depreciation are included in the 2013 restructuring line in the Statement of Earnings (Condensed). In addition, impairment charges of approximately $19 million were recognized in the first fiscal quarter of 2013 related to anticipated plant closures.

2013 Restructuring
The Company estimates that restructuring savings of approximately $15 million were realized in the second fiscal quarter of 2013, with the primary impact reflected in lower overhead expenses and improved gross margin. On a year to date basis, the Company estimates that restructuring savings were approximately $22 million.
Implementation of restructuring initiatives is ahead of our original assumptions. As a result, the Company estimates that gross pre-tax restructuring savings for fiscal 2013 should be in the range of $50 to $60 million. For the total project, the Company has increased the total gross pre-tax savings estimate for the restructuring project to $225 million, an increase of an additional $25 million of gross savings, as a result of identification of additional opportunities. The Company plans to re-invest the incremental total project savings in support of its businesses, netting to the previously announced $150 million in net savings by 2015.

For the quarter and the six months ended March 31, 2013, the Company recorded approximately $37 million and $86 million, respectively, of charges related to the 2013 Restructuring Plan including:

•
Non-cash asset impairment charges of $19.3 million for the six months ended March 31, 2013 and accelerated depreciation charges of $5.7 million and $9.8 million for the quarter and six months ended March 31, 2013, respectively, (collectively for the six months $29.1 million) related primarily to anticipated plant closures,

•
Severance and related benefit costs of $17.7 million and $31.3 million for the quarter and six months ended March 31, 2013, respectively, associated with staffing reductions that have been identified to date, and

•	Consulting, program management and other exit costs associated with the restructuring of $14.0 million and $26.0 million for the quarter and six months ended March 31, 2013, respectively.

The Company estimates that restructuring costs for the remainder of fiscal 2013 will be in the range of $60 to $70 million, with total project costs remaining in the range of $250 million. The vast majority of the 2013 restructuring and related charges are reported as a separate line in the Consolidated Statements of Earnings (Condensed). A portion of the overall project costs, which are costs associated primarily with certain information technology enablement activities that are related to the restructuring are included in the Company's total estimate of costs for the 2013 restructuring, but are reported as part of SG&A in the Consolidated Statements of Earnings (Condensed).

Working Capital Update
As previously disclosed, we are committed to improving working capital as a percent of sales in excess of 400 basis points, as compared to our fiscal year 2011 baseline metric of 22.9%. Achieving this target would result in a reduction of more than $200 million of working capital. We are targeting completion of the actions required to drive this improvement by the end of fiscal 2013, with full benefit achieved in fiscal 2014.
As shown on the attachments to this press release, working capital as a percent of net sales for the trailing four quarters ended March 31, 2013 was 20.2%, an improvement of 120 basis points versus the comparable measure at fiscal year end 2012 and an improvement of 270 basis points versus our fiscal 2011 baseline metric.

Fiscal 2013 Financial Outlook
The Company's financial outlook for adjusted, diluted earnings per share remains in the range of $6.75 to $7.00 for fiscal 2013. This outlook includes estimated gross pre-tax 2013 restructuring savings of $50 to $60 million for fiscal 2013, which is a substantial increase as compared to our previous estimate of $25 to $35 million in fiscal 2013, as savings realization has occurred somewhat faster than expected in the early stages of our restructuring.
While savings from our restructuring initiative are expected to be higher in fiscal 2013 as compared to our original estimate, all of our key product categories remain highly competitive. In Personal Care, competition in Wet Shave remains intense and, category growth in the Personal Care categories in which we compete has slowed measurably. In light of weaker category growth, including a slow-start to the sun care season due to weather, and continued competitive activity, our forecasted sales growth for Personal Care is 3% to 5% in the back half of the year, which equates to low-single digits for full year fiscal 2013.
In Household Products, we believe that competitive activity has escalated as manufacturers seek to retain market share or gain battery shelf space and promotional display placement, given the negative category trends. In this competitive environment, we have experienced distribution gains and losses, but overall we anticipate a near-term net loss of market share and a decline in net sales in the fourth quarter of fiscal 2013. We continue to estimate the full fiscal year sales decline range to be in the low-single digits.
The Company expects total A&P spending to increase in the back half of fiscal 2013 as compared to the first half of fiscal 2013, and as compared to the back half of the prior year.
On a GAAP basis, the Company's financial outlook for GAAP diluted earnings per share is in the range of $5.60 to $5.90, inclusive of both the estimates for pre-tax restructuring savings and pre-tax restructuring costs noted above, and includes the pension curtailment gain recorded in the first fiscal quarter of 2013. This is a more narrow range as compared to the previous outlook range of $5.60 to $6.10, as we have a clearer estimate of the timing of restructuring costs in fiscal 2013 and restructuring activities have moved somewhat faster than our expectations in the early stages of the project.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on second-quarter earnings and earnings guidance for fiscal 2013. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://www.media-server.com/m/acs/fe35b917715f6566b5458f553a4a4970

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as historical and forward-looking adjusted diluted earnings per share, operating results, organic sales and other comparison changes, exclude the impact of currencies, the devaluation of the Venezuela Bolivar Fuerte, the acquisition of ASR including related integration and transaction costs, the costs associated with restructuring, certain tax items including adjustments to prior years' tax accruals, pension curtailment and certain other items as outlined in the table below are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future company-wide or segment sales, earnings and earnings per share, investments, capital expenditures, product launches, consumer trends, the competitive environment, cost savings related to restructuring projects, and the timing of such savings, costs necessary to achieve those savings, improvements to working capital levels and the timing and savings associated with such improvements, the impact of price increases, advertising and promotional spending, the impact of foreign currency movements, category value and future growth in our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending;

•
Our ability to timely execute its strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and offsetting hedges on Energizer's profitability;

•	Compliance with debt covenants as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2012.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Net sales	$1,095.9	$1,101.8	$2,288.4	$2,299.9
Cost of products sold	565.2	584.6	1,196.1	1,218.2
Gross profit	530.7	517.2	1,092.3	1,081.7

Selling, general and administrative expense	209.9	232.2	410.4	446.3
Advertising and sales promotion expense	102.5	111.7	197.3	208.1
Research and development expense	24.8	27.7	49.4	53.3
2013 restructuring	37.4	—	86.4	—
Pension curtailment	—	—	(37.4)	—
Prior restructuring	—	1.5	—	(7.7)
Interest expense	32.8	30.2	66.3	60.1
Other financing items, net	10.3	0.9	18.2	0.2
Earnings before income taxes	113.0	113.0	301.7	321.4
Income tax provision	28.1	35.1	87.0	99.7
Net earnings	$84.9	$77.9	$214.7	$221.7

Earnings per share
Basic	$1.37	$1.19	$3.46	$3.37
Diluted	$1.35	$1.17	$3.42	$3.33

Weighted average shares of common stock - Basic	62.1	65.4	62.0	65.8
Weighted average shares of common stock - Diluted	63.0	66.4	62.8	66.6

See Accompanying Notes to Unaudited Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
March 31, 2013
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting). Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructurings including the previously announced 2013 Restructuring Plan, acquisition integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest expense and income, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as inventory write-up related to purchase accounting, if any, other acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in most countries, a combined sales force and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the segments. Such allocations may not represent the costs of such services if performed on a stand-alone basis.

For the quarter and six months ended March 31, 2013, the Company recorded pre-tax expense of $37.4 and $86.4, respectively, related to its 2013 restructuring. These costs were reported on a separate line in the Consolidated Statements of Earnings (Condensed). It should be noted that costs of $1.1 million pre-tax, associated with certain information technology enablement activities related to our restructuring initiative were included in SG&A for the second fiscal quarter of 2013. These costs are considered part of the total costs incurred for our restructuring initiative.

In the first quarter of fiscal 2013, the Company approved and communicated changes to its U.S. pension plan, which is the most significant of the Company's pension obligations. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plan will be frozen and future service benefits will no longer be accrued under this retirement program. For the six months ended March 31, 2013, the Company recorded a pre-tax curtailment gain of $37.4 as a result of this plan change. The pension curtailment gain was reported on a separate line in the Consolidated Statements of Earnings (Condensed).

In the quarter and six months ended March 31, 2013, the Company recorded expense of approximately $6 million related to the devaluation of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. These results reflect an exchange rate of 6.30 Venezuelan Bolivar Fuerte to one U.S. dollar. These impacts, which are included in Other financing items, net on the Consolidated Statements of Earnings (Condensed), are not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross profit and spending, have been negatively impacted by translating at less favorable exchange rates and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals. The negative segment impacts of the Venezuela devaluation and the unfavorable economic impact on operating results are discussed separately when considered relevant to understanding the year-over-year comparatives.

Segment sales and profitability for the quarter and six months ended March 31, 2013 and 2012, respectively, are presented below.

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2013	2012	2013	2012
Personal Care	$652.6	$651.5	$1,206.9	$1,215.9
Household Products	443.3	450.3	1,081.5	1,084.0
Total net sales	$1,095.9	$1,101.8	$2,288.4	$2,299.9

Operating Profit
Personal Care	$136.4	$128.3	$252.6	$251.8
Household Products	100.8	69.1	261.4	217.9
Total operating profit	237.2	197.4	514.0	469.7
General corporate and other expenses	(37.1)	(46.0)	(66.6)	(84.2)
2013 restructuring and related activities (1)	(38.5)	—	(87.5)	—
Pension curtailment	—	—	37.4	—
Prior restructuring	—	(1.5)	—	7.7
Amortization of intangibles	(5.5)	(5.8)	(11.1)	(11.5)
Venezuela devaluation/other impacts	(6.3)	—	(5.9)	—
Interest and other financing items	(36.8)	(31.1)	(78.6)	(60.3)
Total earnings before income taxes	$113.0	$113.0	$301.7	$321.4
(1) Includes $1.1 million of pre-tax costs associated with certain information technology and related activities, which are included in SG&A on the Statement of Earnings, Condensed.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,			Six Months Ended March 31,
Net Sales	2013	2012	% Change	2013	2012	% Change
Wet Shave	$403.7	$413.6	(2)%	$798.2	$824.1	(3)%
Alkaline batteries	261.4	261.4	—%	663.1	655.2	1%
Other batteries and lighting products	181.9	188.9	(4)%	418.4	428.8	(2)%
Skin Care	147.3	136.5	8%	210.4	194.7	8%
Feminine Care	40.8	43.6	(6)%	82.8	84.2	(2)%
Infant Care	47.6	46.0	3%	88.6	90.7	(2)%
Other personal care products	13.2	11.8	12%	26.9	22.2	21%
Total net sales	$1,095.9	$1,101.8	(0.5)%	$2,288.4	$2,299.9	(1)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at September 30, 2011 as compared to March 31, 2013, respectively, are presented below.

Fiscal '11 Baseline Working Capital Metrics
($ in millions)	FY '11	Days
			Working Capital Improvement Objective:
Receivables, as reported (1)	$717.5		-- improve working capital investment in all
Less: Trade allowance in accrued liabilities	(96.6)		three major working capital categories
Receivables, adjusted (2)	620.9	48.8
			-- Targeted working capital reduction of more
Inventories	697.1	101.7	than $200 million v. FY'11 baseline

Accounts Payable	253.4	37.0	-- improve working capital as a % of net sales
			by more than 400 basis points versus FY '11 baseline.
Average Working Capital, net (3)	$1,064.6
			-- improvements targeted by the end of fiscal
Average Working Capital as % of Net Sales (4)	22.9%		'13 for full benefit in FY '14

(1) Receivables reflects reclass adjustments disclosed in Q2 2012, for all quarters in fiscal 2011.
(2) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(3) Average Working Capital for FY '11 calculated using an average of the four quarter end balances for each working capital component.
(4) Average Working Capital / FY '11 net sales.

Q2 Fiscal '13 Working Capital Metrics
($ in millions)	FY '13	Days

Receivables, as reported	$668.7
Less: Trade allowance in accrued liabilities	(106.6)
Receivables, adjusted (1)	$562.1	45.0

Inventories (2)	658.1	99.8

Accounts Payable	299.1	45.4

Average Working Capital, net (3)	$921.1

Average Working Capital as % of Net Sales (4)	20.2%

(1) Trade receivable adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated balance sheet.
(2) Average inventory adjusted by approximately $3 million to exclude short term inventory build as a result of plant closures related to the 2013 restructuring.
(3) Average Working Capital for FY '13 Q2 calculated using an average of the four quarter end balances for each working capital component.
(4) Average Working Capital / Trailing 4 Quarter net sales.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2012.